UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2026

ConnectM Technology Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41389	87-2898342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Mount Royal Avenue, Suite 550 Marlborough, Massachusetts	01752
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 395-1333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2026, ConectM Technology Solutions, Inc. (the “Company”) announced that Leonardo Riera was appointed as Lead Independent Director of the Board of Directors of the Company (the “Board”) for an initial term beginning on October 21, 2026 (the “Effective Date”) and continuing to the Company’s next annual meeting of shareholders, when all directors will be subject to election by shareholders. In connection with the appointment of Mr. Riera to the Board, the Company increased the size of the Board from five (5) to six (6) members. As of the Effective Date, Mr. Riera will serve as a member of the Audit Committee and the Compensation Committee, and Chairman of the Nominating and Corporate Governance Committee of the Board of Directors.

Mr. Riera has more than 40 years of experience in investment banking and fund management. His experience includes more than 10 years as Executive Director and Country Head for Bankers Trust in Caracas, Venezuela, as well as service as Head of Mergers and Acquisitions for Citicorp Investment Bank in Caracas. Mr. Riera has served on the board of directors of Sidus Space Inc. (NASDAQ: SIDU) since April 2023 where he also acted as Chairman and Lead Independent Director. Since August 2024 he serves as Director of Katmai Tech, Inc and as Chair of their Audit Committee; Since January 2021, Mr. Riera has served as a director and Chair of the Audit Committee of FenixOro Gold Corp., a Canadian junior mining company focused on acquiring and exploring gold projects.  Since 1988, Mr. Riera has owned and served as Chief Executive Officer of Latin American Advisors Inc., through which he provides mergers and acquisitions, investment advisory, private equity and strategic planning services. He was a consultant with McKinsey & Co. from 1984 through 1986 and served three terms as President of the International Banking Association of Venezuela. He also served as Head of Asset Structuring and Credit for a $2 billion emerging market debt fund based in Florida, where he was responsible for investments in Russia, Ukraine, Kazakhstan, Mexico, China, Nigeria, Singapore, Angola and Brazil. Mr. Riera holds a degree in Economics from Universidad Católica Andrés Bello and an MBA from the Wharton School of the University of Pennsylvania. He also completed the Strategic Valuations course for senior executives at the Harvard Business School.

In connection with his service on the Board, Mr. Riera will be entitled to receive the standard annual cash and equity compensation paid to all non-employee directors of the Company, including cash compensation of $20,000 per quarter, with the first quarter’s cash compensation being accrued, and equity compensation of $20,000 in common stock per quarter, issued at the beginning of each quarter, with the number of shares would be determined using the average VWAP over the last five trading days of the preceding quarter.

There are no arrangements or understandings between Mr. Riera and any other person pursuant to which he was elected as a director. There are no transactions in which Mr. Riera has an interest requiring disclosure under Item 404(a) of Regulation S-K.

A press release announcing these matters is filed as Exhibit 99.1 to this Form 8-K.

Item 7.01 Regulation FD Disclosure.

On October 28, 2026, the Company issued a press release announcing that the Company has expanded the size of the Board and to name Leonardo Riera as a director of the Corporation to fill such vacancy. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information provided in this Item 7.01 (including Exhibit 99.1 hereto), is being furnished and will not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor will it be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued by the Registrant on October 28, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 28, 2026

ConnectM Technology Solutions, Inc.

By:	/s/ Bhaskar Panigrahi
Name:	Bhaskar Panigrahi
Title:	Chief Executive Officer